UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2015
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UNITED TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	1-812	06-0570975
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Farm Springs Road
Farmington, Connecticut 06032
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code
(860) 728-7000

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The Pratt & Whitney Canada Corp. subsidiary ("PWC") of United Technologies Corporation ("UTC") has entered into a series of amendments to certain research and development support arrangements previously entered into with Canadian federal and provincial government agencies. These amendments were signed on December 30, 2015.  As a result of these amendments, UTC's Pratt & Whitney business unit recorded a pre-tax charge of approximately USD $870 million in the fourth quarter of 2015.  Under the amendments, PWC will make four annual payments commencing in January 2016 to fully settle and terminate PWC's contractual obligations to pay royalties to these agencies contingent upon future engine deliveries and company sales.  The four payments, which include previously accrued amounts, will total approximately USD $965 million in the aggregate.  PWC has also agreed to maintain its commitments to perform certain assembly, test and manufacturing operations in Canada and Quebec; and to spend approximately USD $8 million per year in support of innovation and research and development through initiatives with post-secondary institutions and key industry associations in Canada and Quebec over a fourteen year period. The aggregate amount of the four payments and the amounts PWC has agreed to spend in support of innovation, research and development initiatives is approximately USD $1.08 billion.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED TECHNOLOGIES CORPORATION
(Registrant)

Date: January 6, 2016	By:	/s/ Neil G. Mitchill, Jr.
Neil G. Mitchill, Jr.
Corporate Vice President, Controller